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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


------------------------------------------------------------------------------------------------------------------------------------
|1. Name and Address of Reporting Person*  |2. Date of Event Requiring |4. Issuer Name and Ticker or Trading Symbol                |
|                                          |   Statement               |                                                           |
|   MEYER, JR.   FERD.         C.          |   (Month/Day/Year)        |                                                           |
|------------------------------------------|                           |   RAILAMERICA, INC. (NASDAQ: RAIL)                        |
|    (Last)     (First)     (Middle)       |                           |-----------------------------------------------------------|
|                                          |       2/4/00              |5. Relationship of Reporting     | 6. If Amendment, Date   |
|     CENTRAL AND SOUTH WEST CORPORATION   |---------------------------|   Person to Issuer              |    of Original          |
|       1616 WOODALL RODGERS FREEWAY       |3. IRS Identification      |   (Check all applicable)        |    (Month/Day/Year)     |
|------------------------------------------|   Number of Reporting     |                                 |                         |
|               (Street)                   |   Person, if an Entity    |[X] Director   [ ] 10% Owner     |                         |
|                                          |   (Voluntary)             |                                 |                         |
|                                          |                           |[ ] Officer    [ ] Other (specify|                         |
|                                          |                           |    (give                below)  |-------------------------|
|                                          |                           |    title below)                 | 7. Individual or Joint/ |
|       DALLAS,         TX        75022    |                           |                                 |    Group Filing (Check  |
|--------------------------------------------------------------------------------------------------------|    applicable line)     |
|        (City)      (State)      (Zip)                                                                  |                         |
|                                                                                                        |    [X] Form Filed by    |
|                                                                                                        |        One Reporting    |
|                                                                                                        |        Person           |
|                                                                                                        |    [ ] Form Filed by    |
|                                                                                                        |        More than One    |
|                                                                                                        |        Reporting Person |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                    TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED                                       |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                    |    2. Amount of Securities   |     3. Ownership Form:    |    4. Nature of Indirect     |
|   (Instr. 4)                           |       Beneficially Owned     |        Direct (D) or      |       Beneficial             |
|                                        |       (Instr. 4)             |        Indirect (I)       |       Ownership (Instr. 4)   |
|                                        |                              |        (Instr. 5)         |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|    COMMON STOCK, $.001 PAR VALUE       |          11,995 SHARES       |            D              |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
|----------------------------------------|------------------------------|---------------------------|------------------------------|
|                                        |                              |                           |                              |
-----------------------------------------------------------------------------------------------------------------------------------

  * If the form is filed by more than one Reporting Person, see Instruction 5(b)(v). Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                            (Print or Type Responses)


FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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| 1. Title of Derivative Security |2. Date             |3. Title and Amount of    |4. Conver-  | 5. Owner-   |6. Nature of Indirect|
|    (Instr. 4)                   |   Exercisable and  |   Securities Underlying  |   sion or  |    ship     |   Beneficial Owner- |
|                                 |   Expiration Date  |   Derivative Securities  |   Exercise |    Form of  |   ship (Instr. 5)   |
|                                 |   (Month/Day/Year )|   (Instr. 4)             |   Price of |    Deriva-  |                     |
|                                 |                    |                          |   Deriva-  |    tive     |                     |
|                                 |                    |                          |   tive     |    Security:|                     |
|                                 |                    |                          |   Security |    Direct   |                     |
|                                 |--------------------|--------------------------|            |    (D) or   |                     |
|                                 |  Date    | Expira- |              | Amount or |            |    Indirect |                     |
|                                 |  Exercis-| tion    |    Title     | Number of |            |    (I)      |                     |
|                                 |  able    | Date    |              |  Shares   |            |    (Instr.  |                     |
|                                 |          |         |              |           |            |    5)       |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
|---------------------------------|----------|---------|--------------|-----------|------------|-------------|---------------------|
|                                 |          |         |              |           |            |             |                     |
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Explanation of Responses:

-------------------------                                                             /s/ FERD. C. MEYER, JR.      FEBRUARY 10, 2000
** Intentional misstatements or omissions of facts constitute Federal Criminal  ---------------------------------  -----------------
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person    Date
                                                                                        Ferd. C. Meyer, Jr.


Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

                                                     (Print or Type Responses)                                             Page 2

                                POWER OF ATTORNEY
                         FOR EXECUTING FORMS 3, 4 AND 5

         Know all by these presents, that the undersigned hereby constitutes and appoints each of Gary O. Marino and Donald D. Redfearn, signing singly, his/her true and lawful attorney-in-fact to:

         (1) execute for and on behalf of the undersigned Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Forms 3, 4 and 5 and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 10th day of February, 2000.


                                          /s/ FERD. C. MEYER, JR.
                                          --------------------------------------
                                          Signature


                                              FERD. C. MEYER, JR.
                                          --------------------------------------
                                          Print Name